Exhibit 2

                                                                 EXECUTION COPY


                     AMENDED AND RESTATED LOCK-UP AGREEMENT


THIS AMENDED AND RESTATED LOCK-UP AGREEMENT dated as of the ____ day of December, 2009 (the "Agreement")

BETWEEN:

               ROYAL GOLD, INC.,
               a corporation existing under the laws of the State of Delaware,

               (the "Purchaser")

               - and -

               ALTIUS MINERALS CORPORATION,
               a corporation existing under the laws of the Province of Alberta,

              (the "Shareholder").

RECITALS:

A. The Purchaser and Shareholder are parties to that Lock-up Agreement dated as of December 18, 2009 and desire to amend and restate such agreement in all respects as set forth herein.

B. This Agreement sets out the amended and restated terms and conditions upon which the Shareholder will support the Purchaser's acquisition of the issued and outstanding common shares (the "Shares") of International Royalty Corporation, a corporation existing under the laws of Canada (the "Company"), by means of a Plan of Arrangement (the "Transaction") to be effected under the provisions of the Canada Business Corporations Act (the "CBCA").

C. This Agreement also sets out the amended and restated terms and conditions of the agreement of the Shareholder to vote in favour of the
         Transaction: (i) 8,924,972 Shares, representing all of the Shares currently owned legally or beneficially by the Shareholder, or over which the Shareholder exercises control or direction, and (ii) all Shares subsequently acquired by the Shareholder (all of such Shares of the Shareholder are hereinafter collectively referred to as the "Shareholder's Shares"), and sets out the obligations and commitments of the Shareholder in connection therewith.

D. The Shareholder acknowledges that the Purchaser would not proceed with the Transaction but for the execution and delivery of this Agreement by the Shareholder.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual promises and covenants set forth herein, and for other good and valuable


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                                      -2--


consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

                                   ARTICLE 1
                                  EFFECTIVENESS

         This Agreement shall become effective upon the execution and delivery by the Purchaser and the Company (which shall occur concurrently with the execution and delivery by the parties hereto of this Agreement) of a definitive arrangement agreement with respect to the Transaction substantially in accordance with the terms set out in Schedule "A" (the "Arrangement Agreement").

                                   ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

Section 2.1       Representations and Warranties of the Shareholder

         The Shareholder hereby represents and warrants to and in favour of the Purchaser as follows and acknowledges that the Purchaser is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

          (a) Organization. The Shareholder is a corporation existing under the laws of the Province of Alberta.

          (b) Authorization, etc. The Shareholder has all necessary power, authority, capacity, consents and right to enter into this Agreement and to carry out each of its obligations under this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of the Shareholder enforceable against it in accordance with its terms; subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

          (c) Ownership, etc. The Shareholder, through its direct wholly-owned subsidiary, Altius Resources Inc. ("Altius Resources"), is the sole beneficial owner of, and exercises control and direction over, the Shareholder's Shares. The Shareholder's Shares constitute all of the Shares owned or controlled, directly or indirectly, by the Shareholder. As of the date hereof, the total number of Shares beneficially owned or over which the Shareholder exercises control or direction is 8,924,972. The Shareholder, through Altius Resources, has the sole and exclusive right to dispose of such Shareholder's Shares as provided in this Agreement and to vote all such Shares and the Shareholder is not a party to, bound or affected by or


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                                      -3--

                  subject to, any law of which a breach would occur as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement.

          (d) Good Title. The Shareholder's Shares to be acquired by the Purchaser from the Shareholder pursuant to the Transaction will be acquired with good and marketable title, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever, and such Shareholder's Shares are not subject to any shareholders' agreement, voting trust or similar agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a shareholders' agreement, voting trust or other agreement affecting the Shareholder's Shares or the ability of such holder thereof to exercise ownership rights thereto, including the voting of any such Shares. No security holder approvals are or will be required in order to sell the Shareholder's Shares to the Purchaser.

          (e) No Agreements. No person, firm, corporation or other entity whatsoever has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, requisition or transfer from the Shareholder, or any registered holder of Shareholder's Shares, of any of the Shareholder's Shares, or any interest therein or right thereto, except pursuant to this Agreement. Except for the Shareholder Rights Plan Agreement dated as of November 21, 2008 between the Company and CIBC Mellon Trust Company, as Rights Agent (the "SRP Agreement"), there does not exist any agreement, understanding or commitment giving rise to any obligations, financial or otherwise, on the part of the Company or any of its subsidiaries or affiliates to the Shareholder, or any subsidiaries or affiliates of the Shareholder as applicable (or any associates or insiders of any of the foregoing).

          (f) No Proceeding Pending. There is no claim, action, lawsuit, arbitration, mediation or other proceeding pending or threatened against the Shareholder, which relates to this Agreement or otherwise materially impairs or could materially impair the ability of the Shareholder to consummate the transactions contemplated hereby.

          (g) Consents. To the knowledge of the Shareholder, there is no requirement of the Shareholder to make any filing with, give any notice to, or obtain any permit, licence, sanction, ruling, order, exemption or consent, approval or waiver of, any governmental authority or other person (including the lapse, without objection, of a prescribed time under applicable law that states that a transaction may be implemented if a prescribed time lapses following the giving of notice) as a condition to the lawful completion of the transactions contemplated by this Agreement or the Transaction, or the execution and



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                                      -4--


                  delivery by the Shareholder and enforcement against the Shareholder of this Agreement, except for the filing by the Shareholder of an amendment or amendments to its Schedule 13D pursuant to the United States Securities Exchange Act of 1934, as amended (the "1934 Act").

          (h) Non-Contravention. This Agreement does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with in any material manner, or allow any other person to exercise any rights under any of the terms or provisions of the constating documents and/or by-laws of the Shareholder or any agreement, contract or indenture to which the Shareholder is a party or by which the Shareholder's property is bound (as applicable), and will not result in the violation of any law, provided that the Purchaser acknowledges the terms and conditions of the SRP Agreement and agrees that it is fully familiar with such terms and conditions and will be responsible for compliance with such agreement.

Section 2.2       Representations and Warranties of the Purchaser

         The Purchaser hereby represents and warrants to and in favour of the Shareholder as follows and acknowledges that the Shareholder is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

          (a) Organization. It is a corporation existing under the laws of the State of Delaware.

          (b) Authorization, etc. It has all necessary power, authority, capacity, consent and right to enter into this Agreement and to carry out each of its obligations under this Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms; subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

          (c) Non-Contravention. This Agreement does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with in any material manner, or allow any other person to exercise any rights under any of the terms or provisions of the constating documents and/or by-laws of the Purchaser or any agreement, contract or indenture to which the Purchaser is a party or by which the Purchaser's property is bound (as applicable), and will not result in the violation of any law.

          (d) No Proceeding Pending. There is no claim, action, lawsuit, arbitration, mediation or other proceeding pending or threatened against the Purchaser,


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                                      -5--


 which relates to this
                  Agreement or otherwise materially impairs or could materially impair the ability of the Purchaser to consummate the transactions contemplated hereby.

          (e) Tax Election. The issuer of the exchangeable shares in the Transaction will make an election under subsection 191.2(1) of the Income Tax Act (Canada) in respect of the exchangeable shares in the manner and within the time required by such subsection.

                                   ARTICLE 3
                          COVENANTS OF THE SHAREHOLDER

Section 3.1       Covenants of the Shareholder

(1) The Shareholder hereby agrees that it shall not, from the date hereof until the termination of this Agreement pursuant to Section 4, except in accordance with the terms of this Agreement:

          (a) grant or agree to grant any proxy or other right to the Shareholder's Shares, or enter into any voting trust or pooling agreement or arrangement or enter into or subject any of such Shares to any other agreement, arrangement, understanding or commitment, formal or informal, with respect to or relating to the voting thereof;

          (b) directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise (as applicable), make, solicit, assist, initiate, knowingly encourage, or otherwise facilitate any inquiries, the submission of proposals or offers from any other person, corporation, partnership or other business organization whatsoever regarding a potential competing proposal for the acquisition of the Shares whether by means of take-over bid, merger, amalgamation, plan of arrangement, business combination or otherwise (a "Competing Bid"), participate in any material discussions or negotiations regarding any Competing Bid, or otherwise cooperate in any way with, or assist or participate in, knowingly facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing;

          (c) option, sell, transfer, dispose of, pledge, encumber, grant a security interest in or otherwise convey any Shareholder's Shares or any right or interest therein, or agree to do any of the foregoing except pursuant to the Transaction;

          (d) except as required by applicable law and except for the filing by the Shareholder of an amendment or amendments to its
                  Schedule 13D pursuant to the 1934 Act, prior to the public announcement of the Transaction, directly or indirectly, disclose to any person, firm or corporation the existence of the terms and conditions of this Agreement, or any terms or conditions or other information concerning the Transaction;


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                                      -6--


          (e) exercise any rights of dissent, whether provided under the CBCA or by judicial, regulatory or other order or decision or otherwise, in connection with the Transaction; and

          (f) take any action to encourage or assist any other person to do any of the prohibited acts referred to in foregoing provisions of this Section 3.1(1).

(2) The Shareholder hereby agrees that it shall, from the date hereof until the termination of this Agreement pursuant to Section 4, except in accordance with the terms of this Agreement:

          (a) immediately cease any existing discussions or negotiations it is engaged in with any parties other than the Purchaser with respect to any Competing Bid;

          (b) take all steps as are necessary or advisable to ensure that at the time of the consummation of the Transaction, the Shareholder's Shares will be held by the Shareholder or Altius Resources with good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever, any shareholders' agreement, voting trust or similar agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a shareholders' agreement, voting trust or other agreement affecting the Shareholder's Shares or the ability of such holder thereof to exercise ownership rights thereto, including the voting of any such Shares;

          (c) exercise the voting rights attaching to the Shareholder's Shares and otherwise use the Shareholder's commercially reasonable efforts in the Shareholder's capacity as a shareholder to oppose any proposed action by the Company, its shareholders, any of its subsidiaries or any other person: (i) in respect of any amalgamation, merger, sale of the Company's or its affiliates' or associates' assets, take-over bid, plan of arrangement, reorganization, recapitalization, or other business combination or similar transaction involving the Company or any of its subsidiaries other than the Transaction;
                  (ii) which would reasonably be regarded as being directed towards or likely to prevent or delay the successful completion of the Transaction, including without limitation any amendment to the constating documents of the Company, its subsidiaries or its organizational structure; or (iii) which would reasonably be expected to result in a material adverse effect in respect of the Company; and

          (d) at any meeting of the shareholders of the Company, however called, vote in favour of the Transaction and any matters necessary or ancillary to the completion thereof, and upon request by Purchaser, duly complete and cause any proxies or other documents required in accordance with the foregoing to be validly delivered (and not withdrawn except in the event of a Competing Bid in respect of which the Shareholder is entitled to terminate


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                                      -7--


 this Agreement) in support of the
                  special resolution of the Company's shareholders approving the Transaction.

(3) The Shareholder covenants to co-operate with the Purchaser using reasonable commercial efforts in making all requisite regulatory filings in respect of the Transaction, other than the filing by the Shareholder of an amendment or amendments to its Schedule 13D pursuant to 1934 Act.

(4) Subject to Section 4.1(d), the Shareholder hereby agrees to elect (the "Election") to receive exchangeable shares (having terms as described in Schedule "A" attached hereto), to the extent available, of the Canadian subsidiary of the Purchaser in respect of 100% of the Shareholder's Shares to be exchanged as part of the Transaction; provided that, in the event that the value of such all share election would be equal to or less than 95% of the value of an all cash election on the final date on which an election can be made under the Transaction, the Shareholder shall not be required to make the Election.

                                    ARTICLE 4
                                   TERMINATION

Section 4.1       Termination

        This Agreement may be terminated by notice in writing as follows:

          (a) at any time by mutual consent of the Shareholder and the Purchaser;

          (b) by the Shareholder, if the Purchaser has not consummated the Transaction within 150 days after the date of this Agreement; provided, however, that if such consummation is delayed by (i) an injunction or order made by a court or regulatory authority of competent jurisdiction, or (ii) the Purchaser not having obtained any regulatory waiver, consent or approval which is necessary to permit the Purchaser to consummate the Transaction, then, provided that such injunction or order is being contested or appealed, such regulatory waiver, consent or approval is being actively sought, as applicable, this Agreement shall not be terminated by the Shareholder pursuant to this Section 4.1(b) until the earlier of (i) 180 days after the date of this Agreement, and (ii) the 20th business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable;

          (c) by the Shareholder at any time if the Transaction is modified in a manner that diminishes the value of the consideration that would be received by the Shareholder under the Transaction as described on Schedule "A";

          (d) by the Shareholder, if a Competing Bid is or has been announced or made for 100% of the outstanding Shares that provides for consideration per Share that exceeds the value of the consideration offered by the Purchaser under the Transaction to the Shareholder for its Shares, as determined by the


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                                      -8--


 Shareholder, in good faith and acting reasonably, and
                  the Purchaser has not, within five (5) business days of the provision by the Shareholder of notice to the Purchaser that the consideration per share offered by the Competing Bid exceeds the value of the consideration offered by the Purchaser under the Transaction, either (i) publicly announced its intention to amend the Transaction in order to match or exceed the consideration provided under a Competing Bid or
                  (ii) waived the requirement under section 3.1(4) for the Shareholder to make the Election if and to the extent that such waiver will permit the Purchaser to make an election of consideration under the Transaction such that the consideration provided for its Shares under the Transaction either matches or exceeds that provided under the Competing Bid (provided that the exercise of such "matching right" by the Purchaser must occur not later than such time and date as the Shareholder may reasonably determine would be sufficient to permit it, as the case may be, to deposit its Shares into the Competing Bid prior to the expiry thereof or to withdraw any proxy or proxies previously delivered in favour of the Transaction and to deliver a proxy or proxies in favour of the Competing Bid);

          (e) by the Purchaser if the Shareholder has not materially complied with its covenants to the Purchaser contained herein;

          (f) by the Purchaser if any of the representations and warranties of the Shareholder contained herein is untrue or inaccurate in any material respect; or

          (g) by the Purchaser or the Shareholder if the Arrangement Agreement is terminated or expires.

                                    ARTICLE 5
                                     GENERAL

Section 5.1       Alternative Transaction

         If the Purchaser determines it is necessary or desirable to proceed with another form of transaction (an "Alternative Transaction") whereby the Purchaser would acquire following completion of such Alternative Transaction at least a majority of the Shares outstanding of the Company on economic terms which, in relation to the Shareholder, are at least equivalent to or better than those contemplated by the Transaction, the Shareholder shall support the completion of such Alternative Transaction. If any Alternative Transaction involves a meeting or meetings of the shareholders of the Company, the Shareholder shall vote in favour of any matters necessary or ancillary to the completion of the Alternative Transaction. In the event of any proposed Alternative Transaction, the references in this Agreement to the Transaction shall be deemed to be changed to "Alternative Transaction" and all provisions of this Agreement shall be and shall be deemed to have been made in the context of the Alternative Transaction.


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                                      -9--


Section 5.2       Effect of Termination

         If this Agreement is terminated as provided for in Article 4, there shall be no liability or further obligation, on the part of any party hereto; provided that nothing in this Article 5 shall release the parties to this Agreement from liability for breach of any representation, warranty or covenant of this Agreement occurring prior to the termination hereof.

Section 5.3       Disclosure

         Except as required by law (including the filing by the Shareholder of an amendment or amendments to its Schedule 13D pursuant to the 1934 Act) or applicable stock exchange requirements, the Shareholder shall not make any public announcement or statement with respect to the Transaction or this Agreement without the prior approval of the Purchaser, such approval not to be unreasonably withheld or delayed. Moreover, in any event, the Shareholder agrees, to the extent reasonably practicable (and other than in respect of the filing of such amendment or amendments), to provide prior notice to the Purchaser of any public announcement relating to the Transaction or this Agreement and agrees, to the extent reasonably practicable, to consult with the Purchaser prior to issuing such public announcement. The Shareholder hereby expressly consents to the Purchaser's disclosure in any public announcement or disclosure that is required by applicable law or the rules of any stock exchange of the Shareholder's identity and ownership of the Shareholder's Shares and the nature of the Shareholder's obligations under this Agreement; provided that the Purchaser's first public announcement regarding the foregoing matters shall be subject to the prior consent of the Shareholder acting reasonably and without unreasonable delay and any subsequent public announcements or disclosure regarding the same shall substantially conform to the contents of the first public announcement.

Section 5.4       Further Assurances

         Each of the parties hereto shall, from time to time, execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the completion of the transaction, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

Section 5.5       Assignment

         The Purchaser may assign all or any part of its rights under this Agreement to a subsidiary or affiliate of the Purchaser provided that such assignee shall be party to the Transaction and the Purchaser shall remain liable for its obligations hereunder. This Agreement shall not otherwise be assignable by any party without the express prior written consent of the other party.

Section 5.6       Time

         Time shall be of the essence of this Agreement.


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                                     -10--


Section 5.7       Currency

         All sums of money referred to in this Agreement shall mean Canadian funds.

Section 5.8       Governing Law

         This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The parties hereto irrevocably submit to the non-exclusive jurisdiction of the courts of the Province of Ontario in respect of the interpretation and enforcement of this Agreement.

Section 5.9       Entire Agreement

         This Agreement constitutes and comprises the entire agreement and understanding between the parties hereto with regard to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

Section 5.10      Amendment

         This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

Section 5.11      Specific Performance and Injunctions

         The Shareholder recognizes and acknowledges that this Agreement is an integral part of the transactions contemplated in the Transaction and that the Purchaser would not contemplate undertaking the Transaction unless this Agreement was executed, and that a breach by the Shareholder of any covenants or other commitments or obligations contained in the Agreement will cause the Purchaser to sustain injury for which it would not have an adequate remedy at Law for money damages. Therefore, each of the parties hereto agrees that, in the event of such breach, the Purchaser shall be entitled to the remedy of specific performance of such obligation and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the Shareholder further agrees to waive any requirement for the security or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. Such remedies will not be exclusive remedies for any breach of this Agreement but will be in addition to any other remedy to which the Purchaser may be entitled, at law or in equity.

Section 5.12      Shares

         References to "Shares" (including the "Shareholder's Shares") include any shares or securities into which the Shares of the Company may be reclassified, subdivided, consolidated or converted and any rights and benefits arising therefrom, including any distributions of securities which may be declared in respect of the Shares (other than permitted distributions). For the avoidance of doubt, the Shareholder's Shares shall include all Shares subsequently acquired by the Shareholder or Altius Resources.


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                                     -11--


Section 5.13      Headings, etc.

         The division of this Agreement into Articles and sections and the insertion of headings are for convenient reference only and do not affect its interpretation.

Section 5.14      Notices

         Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person or transmitted by telecopy or similar means of recorded electronic communication addressed as follows:

(i) if to the Shareholder:

         Altius Minerals Corporation
         66 Kenmount Road
         Suite 202, Kenmount Business Center
         St. John's, Newfoundland   A1B 3N4

         Fax No:       (709) 576-3441
         Attention:    Brian Dalton, Chief Executive Officer

         with a copy to (which shall not constitute notice to the Shareholder):

         Stikeman Elliott LLP
         5300 Commerce Court West
         199 Bay Street
         Toronto, Ontario   M5L 1B9

         Fax No:       (416) 947-0866
         Attention:    Mihkel Voore and Ivan Grbesic


(ii) if to the Purchaser:

         Royal Gold, Inc.
         1660 Wynkoop Street, Suite 1000
         Denver, Colorado   80202

         Fax No:       (303) 595-9385


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                                     -12--


         Attention:     Bruce Kirchhoff, Vice President and General Counsel

         with a copy to (which shall not constitute notice to the Purchaser):

         Hogan & Hartson L.L.P.
         1200 Seventeenth St., Ste. 1500
         Denver, Colorado  80203

         Fax No:       (303) 899-7333
         Attention:    Paul Hilton, Esq.


         McCarthy Tetrault LLP
         Suite 5300, Toronto Dominion Bank Tower
         Toronto-Dominion Centre
         Toronto, Ontario   M5K 1E6

         Fax No:       (416) 868-0673
         Attention:    Graham Gow

Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a business day, on the next following business day) provided that it is delivered or transmitted during normal business hours, failing which it shall be deemed to have been given and received on the next business day. Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 5.14.

Section 5.15      Severability

         If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 5.16      Benefit of the Agreement

         This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

Section 5.17      Expenses

         Each of the parties shall bear their own legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement.

Section 5.18      Counterparts

         This Agreement may be delivered by facsimile and executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.


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



         IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

                                          ROYAL GOLD, INC.


                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:



                                          ALTIUS MINERALS CORPORATION


                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                  SCHEDULE "A"

                                  TERMS OF THE
                              ARRANGEMENT AGREEMENT


Transaction Structure:             Plan of Arrangement

Price Per Share:                   C$7.45 in cash or 0.1385 of a Purchaser
                                   share, assuming 100,565,856 fully diluted shares. Shareholders could elect either cash or Purchaser shares as consideration, or a combination of both, subject to a maximum aggregate cap of US$350 million in cash and a maximum number of 7,750,000 Purchaser shares.
                                   However, in a scenario where, in the
                                   aggregate, Company shareholders elect to receive more than US$314 million in cash, the number of Purchaser shares will be reduced on a pro-rata basis. Assuming the maximum share election, this offer consists of US$3.12 in cash and 0.0771 shares of Purchaser for each fully diluted in-the-money share of the Company. Assuming the maximum cash election, this offer consists of US$3.48 in cash and
                                   0.0700 shares of Purchaser for each fully diluted in-the-money share of the Company.
                                   The consideration figures assume an exchange rate and Purchaser stock price as of December
                                   14, 2009.

                                   Canadian resident shareholders will be
                                   entitled to elect to receive, in place of Purchaser shares but in the same ratios, exchangeable shares to be issued by a Canadian incorporated subsidiary of the Purchaser having terms and conditions customary for such shares and consistent in all material respects with the drafts of the exchangeable share documentation reviewed by the Shareholder prior to its execution of the Agreement to which this term sheet is attached as a schedule.

                                   Any shareholder who receives exchangeable shares will be entitled to enter into a joint election under section 85 of the Income Tax Act (Canada) (and the comparable provision of any applicable provincial income tax legislation) with the issuer of the exchangeable shares so that the disposition of the Shares pursuant to the plan of arrangement can occur on a tax-deferred basis to the maximum extent possible for Canadian federal (and applicable provincial) income tax purposes.

Listing of Purchaser Shares:       NASDAQ; TSX

Listing of Exchangeable Shares:    TSX

Outside Date:                      120 days

Closing Conditions:                Company stockholder vote; customary
                                   conditions for transaction of this type, including no injunctions; accuracy of representations and warranties; covenants performed; no material Adverse Change;
                                   Company Debenture not in default.

Financing:                         No Financing condition. Commitment Letter for
                                   additional $100 million term loan from HSBC.

Diligence:                         Complete; no condition

Regulatory Approvals:              None anticipated

No Shop/Fiduciary Out:             Customary non-solicitation; Fiduciary out for
                                   superior proposal; 5 day right to match.

Break Fee:                         $32 million; expense reimbursement for "naked
                                   no vote" up to $5 million

Stockholder Vote:                  Company: 2/3 of those present at the meeting.
                                   No Purchaser stockholder vote required.

Lock-ups:                          All officers and directors